Corporate Resource Services, Inc. Agrees to Acquire Summit Software

NEW YORK, N.Y. -- (Business Wire) -- January 25, 2013 -- Corporate Resource Services, Inc. (OTCBB: CRRS), a diversified staffing, recruiting, and consulting services firm providing managed services and trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work, today announced the completion of negotiations to purchase the Summit Software division of Tri-Tel Communications, Inc.  The acquisition is expected to close once the customary approval requirements and closing conditions have been met.

“With the acquisition of Summit Software, we are taking an important step in executing Corporate Resource Services’ strategic plan,” said John Messina, the Company’s CEO.  “Summit is one of the premier software companies focused on the PEO industry.  Professional employer organizations (PEOs) enable clients to cost-effectively outsource the management of human resources, employee benefits, payroll and workers' compensation.  With healthy profit margins and excellent opportunities for growth, Summit’s technology touches millions of people through more than 270 PEO and other clients and their base of customers. While maintaining the privacy of those customers and all of their respective employees, we believe that we can partner with our clients to transform Summit’s application into a predictable marketing channel and create another revenue stream.”

“I am excited about CRS’ strategic vision and the role Summit will play in its execution,” said Sean Flanagan, President of Summit Software.  “We have begun our development efforts to refine the software and its demographic criteria as well as create the technology to send and track offers from our marketing partners.  We are confident that we can have a working prototype of this system in the first half of 2013.”

“The improvement in our profit margins is a key factor in our strategic plan,” said Mike Golde, CFO of Corporate Resource Services. “We have invested in our professional services business, particularly in accounting, finance and IT, and we are experiencing superior growth of these services as a result.  This business typically generates margins comparable to those reported by some of our well-known public competitors such as Robert Half International Inc. (NYSE:RHI).  However, we also believe that there are excellent growth opportunities for all of our areas of specialty, including light industrial work, which typically generates lower margins.   While we will continue to focus on adding higher-margin business and shift our overall business mix as a result, we don’t want to sacrifice the growth we are experiencing in light industrial and managed services.  We agree with the views expressed by some financial commentators that the Affordable Care Act (commonly known as “Obamacare”) will drive demand for temporary services.  We believe that the growth generated by Obamacare compliance will likely be significant with respect to lower-skilled labor.”

Golde went on to describe the expected impact of the Summit acquisition on CRS’ results. “With gross margins above 60% and operating margins above 30%, Summit’s results should certainly improve our overall profit margins. More importantly, the ability to derive additional revenue streams from our lower-margin businesses will allow us to compete more effectively on price for the benefit of our clients, yet generate the profitability our investors are expecting.”

The acquisition of Summit Software is expected to be accretive to Corporate Resource Services’ 2013 net income, but the impact on the first quarter of 2013 is expected to be negligible as Summit’s operations are integrated.

About Summit Software, Inc.:

Founded in 1982 and based in Little Rock, Arkansas, Summit Software provides enterprise software applications for the PEO and staffing industries.  Included in its suite of products is the Summit APEX payroll processing system, StaffSoft candidate tracking system and client contact management, general ledger and web self-service modules.  Summit’s applications allow clients to customize a comprehensive plan for their clients that alleviates the burden of business and human resource management. The company’s client base ranges in size from start up firms to those managing tens of thousands of employees.

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides diversified staffing, recruiting, and consulting services and offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 205 staffing and on-site facilities in 37 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies.  To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.

Michael J. Golde

Chief Financial Officer

(646) 443-2380